Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:	William J. Barlow, CPA (770) 391-8789 Vice President, Finance/Controller or Wendy M. Chamblee (770) 391-8903 Vice President, Corporate Communications

COTTON STATES LIFE INSURANCE COMPANY
REPORTS FIRST-QUARTER EARNINGS

     ATLANTA (April 28, 2003) Cotton States Life Insurance Company reported today net income for the first quarter of $1.6 million or $.24 per diluted share, compared to $1.5 million or $.24 per diluted share during the same period last year. Total premiums increased seven percent during the quarter. The Company’s popular guaranteed issue/simplified issue whole life products continue to find their niche—posting a 14 percent increase in premiums, compared to last year’s first-quarter numbers. Death benefits for the quarter were consistent with management’s expectations. During the first three months of the year, the Company’s brokerage facilities, which continue to play an important role in the Company’s overall performance by expanding its product offering, increased net brokerage income by six percent.

     According to the Company’s president, chairman and chief executive officer, J. Ridley Howard, “I am pleased with our performance this quarter. Given the continuing weakness of the economy and the general condition of our industry, our results are encouraging. We continue to see growth across our product line and we continue to take the necessary internal steps to improve operating efficiencies. For example, we have initiated a computer system upgrade for our entire exclusive agency force, which should enable our agents to process business more efficiently and to service our policyholders more effectively. “

     In other business, the Company also announced today that the Board of Directors declared a quarterly cash dividend of $.04 per share, payable on June 30, 2003 to stockholders of record on June 9, 2003.

     Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group’s product portfolio is complimented with specialty products that are marketed through its two brokerage operations, which expand the Company’s product line by offering products not traditionally underwritten by Cotton States Life Insurance Company. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two brokerage subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on the NASDAQ National Market under the symbol CSLI.

     For additional information, contact Cotton States Insurance Company at (770) 391-8600 or visit www.cottonstatesinsurance.com.

FORWARD LOOKING STATEMENT. This report contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause Cotton States’ results to differ materially from those expressed or implied by such forward-looking statements. Statements that could be deemed forward-looking include projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; and statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the difficulty of keeping expense growth at modest levels while increasing revenues, and other risks that are described from time to time in Cotton States’ Securities and Exchange Commission Form 10-K and 10-Q reports, and any subsequently filed reports. Cotton States assumes no obligation to update these forward-looking statements.

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COTTON STATES LIFE INSURANCE COMPANY
Unaudited Consolidated Condensed Statements of Earnings
Three months ending March 31, 2003 and 2002

	Three months ended
	March 31,
	2003	2002

Revenue:
Premiums	$8,198,949	7,666,317
Investment income	2,320,537	2,471,936
Realized investment gains	392,447	156,972
Brokerage commissions	1,077,969	1,008,286

Total revenue	11,989,902	11,303,511

Benefits and expenses:
Benefits and claims	4,809,176	4,356,796
Interest credited	1,502,614	1,446,230
Amortization of policy acquisition costs	1,026,202	981,266
Operating expenses	2,383,420	2,290,303

Total benefits and expense	9,721,412	9,074,595

Income before income tax expense	2,268,490	2,228,916
Income tax expense	706,754	697,748

Net income	$1,561,736	1,531,168

Basic income per share of common stock
Net income	0.25	0.24

Diluted income per share of common stock
Net income	0.24	0.24

Weighted average number of shares used in computing income per share
Basic	6,325,303	6,335,428

Diluted	6,613,332	6,494,737